Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between Advanced BioEnergy LLC, a Delaware limited liability company (“Company”) and Mr. Richard Peterson (“you”) and will be effective as set forth below.

RECITALS

WHEREAS, you were an officer of the Company, and you possesses certain unique and knowledge of the Company’s business and contract, and

WHEREAS, you have been released from your employment obligations with the Company under a Separation Agreement dated March 12, 2020, and a General Release of Claims dated March 12, 2020 and are signing this Agreement in consideration of the Company agreeing to pay you for services to be provided pursuant to his Agreement; and

WHEREAS, the Company desires to retain you in the capacity and on the terms and conditions hereinafter set forth, and you have agreed to accept these terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter contained, the parties hereto agree as follows:

1.	Scope of Work as Consultant

a.

You agree to provide to the Company consulting services as are reasonably requested of or assigned to you by or under the authority of the Board of Directors of the Company through the Chairman of the Board of the Company with respect to (i) the liquidation of and winding up of the Company, including any matters related to the Asset Sale to Glacial Lakes Energy and the funds in escrow pursuant to the Asset Purchase Agreement, including any real estate, environmental, contract or other matters, or any other government inquiry; and (ii) any filings or other disclosures required to be made with the United States Securities and Exchange Commission.

b.

While you are performing these consulting services, you are an independent contractor and are not an employee, partner, or co-venturer of, or in any other service relationship with the Company. The manner in which you render these consulting services will be within your sole control and discretion. Without limiting the foregoing, you are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner without the prior express written authorization from the Company.

2.	Term

Your consulting services will commence on March 14, 2020 and continue until July 31, 2021, or a later date to be agreed to by the parties, or earlier as provided for in Section 5 of this Agreement (the “Term”).

3.	Compensation

a.

During the Term, the Company will pay you a consulting fee of $150.00 per hour, up to ten (10) hours per month. Any hours in excess of 10 hours in any month must receive prior approval from a member of the Board of Directors or a committee thereof.

b.

In addition, conditioned upon your satisfactory cooperation with the Board of Directors throughout the term of this Agreement until July 31, 2021 (or a later date to be agreed to by the parties), on that date you will be paid a lump sum of $25,000.

c.

You are solely responsible for all business expenses incurred unless directly related to the consulting services rendered to the Company under this Agreement and agreed to by the Company in advance of any expense incurred and submitted to the Company along with documentation, in which case such expense may be eligible for reimbursement. Expenses that qualify for reimbursement will be paid by the Company within ten business days after receipt of the expense.

d.

You are solely responsible for all payroll taxes arising from the compensation and other amounts paid to you under this Agreement for your consulting services, including, without limitation, state or federal income tax or for FICA taxes. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, will be withheld or paid by the Company on your behalf.

e.	You will not be eligible for, and will not participate in, any social security or unemployment compensation or any employee pension, health, welfare, or other fringe benefit plan, of the Company.

f.	No worker’s compensation insurance will be obtained by Company covering you.

4.	Confidential Information; Remedies

a.

You understand and agree that as a consultant to the Company, you will receive and contribute to Confidential Information. You agree that at all times during the period of this Agreement and after the termination thereof for any reason whatsoever, you will keep secret Confidential Information and that you will not use or disclose the same except as may be required in connection with your work for the Company, or unless the Company first expressly authorizes any disclosure in writing, or unless the disclosure is compelled by law or legal process.

b.

You agree that any violation of Section 4 hereof could be highly injurious to the Company, and that it would be extremely difficult to compensate the Company fully for damages for any violation. Accordingly, the parties specifically agree that the Company will be entitled to temporary and permanent injunctive relief to enforce the provisions of Section 4 hereof and that you are entitled to seek declaratory relief to resolve any disputes or interpretations regarding Section 4 hereof. Any such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive and declaratory relief will not, however, diminish the right of either party to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to such injunctive or declaratory relief.

5.	Termination.

This Agreement will terminate and be of no further force and effect on the earliest of the following events:

a.	July 31, 2021 or a later date as agreed to by the parties;

b.	Termination or modification of the terms and conditions of the Agreement as the parties may mutual agree in writing;

c.	Your rescission of your General Release of Claims; or

d.	Upon the election of the Company, if you breach your post termination obligations under the Separation Agreement and the General Release of Claims.

6.	Miscellaneous

a.	Amendments. This agreement may not be amended or modified except by a written agreement signed by both parties.

b.

Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law.

c.

Successors and Assigns. This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

d.

Complete Agreement. This Agreement is the entire agreement between the parties concerning a consulting relationship and supersedes and replaces any existing arrangement between the parties hereto relating to your consulting relationship with Company. The Company and you hereby acknowledge that there are no other agreements regarding your consulting relationship with the Company, apart from this Agreement.

e.

Governing Law. This agreement has been made in and will be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement as of the date and year first above written.

ADVANCED BIOENERGY, LLC

By:	/s/ Ted Christenson	/s/ Richard Peterson
	Ted Christenson, Director	Richard Peterson

Date:	As of March 12, 2020	Date: As of March 12, 2020

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